Exhibit 16(c)(vi)

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Project Savanna DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE JUNE 12, 2024 HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Confidential Treatment Requested on 5 pages, confidential information filed separately with the SEC

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of Sharecare, Inc. (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. 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Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. 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Disclaimer 2

Page 1. Executive Summary 3 2. Summary of Selected Changes from Prior Materials 8 3. Preliminary Financial Analyses 14 4. Preliminary Selected Public Market Observations 24 5. Appendix 36

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Source: Proposal letters from and Altaris; discussions with Savanna management. Situation Overview ƒ On June 10th, the Company received two proposals: » Altaris submitted a proposal to acquire the business for $1.375 per share » submitted a proposal to acquire the business for $1.38 per share ƒ Claritas and did not submit proposals: » Claritas (through counsel) indicated they were unable to submit a bid compliant with the process instructions, implying they did not have financing commitments. However, Claritas remains interested in rolling over their existing equity stake, if requested » declined to submit a proposal 4 *Confidential treatment requested

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Summary of Proposals Received on June 10th (1 of 2) » Price and Structure ƒ $1.38 per share ƒ 60% premium to closing price as of June 10 ƒ 76% premium to the average closing price of Savanna stock over the last 60 trading days ending June 7, 2024 ƒ $1.375 per share ƒ 60% premium to closing price as of June 10 ƒ 73% premium to the 30-day VWAP (from June 7, 2024) » Financing ƒ Sufficient cash on balance sheet to complete a transaction; do not require any new financing ƒ Interested in discussing terms of a rollover by certain key management of their equity interests in the Company ƒ Proposing to finance the Transaction with 100% equity ƒ At the appropriate time, would welcome the opportunity to discuss rollover and/or new investment with other investors and members of management ƒ To date, have been working under the assumption that Claritas would be an investor alongside Altaris in this Transaction » Assumptions ƒ Share count of 383,768,828 (assuming a closing date of September 30, 2024) ƒ Series A convertible preferred stock is able to be cashed out in the Transaction on an as-converted basis ƒ Unvested equity awards are not accelerated (other than pursuant to pre-existing contractual acceleration rights) ƒ Fully-diluted share count of 378,440,349 using the treasury stock method ƒ The Series A convertible preferred stock remains outstanding following the closing of the Transaction ƒ Participants in the Change in Control Plan (“CIC Plan”) will receive replacement equity awards (either cash- or equity-based) for their unvested equity awards. Anticipate allowing certain key members of senior management in the CIC Plan to rollover their non-vested equity awards and convert those awards into a new equity instrument ƒ All other non-vested equity awards will be canceled at closing. The merger agreement contains a non-enforceable commitment to grant cash-based awards to non-CIC Plan participants based on the value of the forfeited awards, with such new awards subject to new vesting terms determined by Altaris, including achievement of minimum EBITDA thresholds and extended service vesting date ƒ Out-of-the-money options will be canceled for no consideration Source: Proposal letters from and Altaris; discussions with Savanna management. 5 (6/10/2024) Altaris (6/10/2024) *Confidential treatment requested

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Summary of Proposals Received on June 10th (2 of 2) » Due Diligence, Timing and Approvals ƒ Diligence is substantially complete ƒ Would plan to complete legal review and, assuming that the parties reach agreement on key terms by June 12, 2024, sign definitive transaction documentation by June 19, 2024 ƒ Require approval from ’ Board; have previewed proposal with Board committee, which is supportive ƒ Have obtained all necessary approvals ƒ Finalize financial (including review of April and May 2024 financial results), legal, and tax diligence ƒ Anticipates confirmatory due diligence can be completed by June 13, and can negotiate and execute transaction documentation by June 17, 2024 » Other ƒ Ask that the Company enter into an exclusivity period through June 19, 2024, with automatic one-day extensions should be working in good faith towards signing ƒ Requesting approval to negotiate rollover and equity agreements with Claritas Capital and Jeff Arnold Source: Proposal letters from and Altaris; discussions with Savanna management. 6 (6/10/2024) Altaris (6/10/2024) *Confidential treatment requested

Page 1. Executive Summary 3 2. Summary of Selected Changes from Prior Materials 8 3. Preliminary Financial Analyses 14 4. Preliminary Selected Public Market Observations 24 5. Appendix 36

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY 8 Summary of Selected Changes From Prior Materials Dated March 15, 2024 The following changes have been made relative to the prior materials dated 3/15/24: ƒ The financial analyses were updated to reflect the following additional updated financial information provided by Savanna management or contained within public filings: ƒ Historical financial information (including LTM ended 3/31/24 revenue, Adjusted EBITDA and balance sheet items) based on 3/31/24 figures per Savanna management (previously, 12/31/23 figures per Savanna management). ƒ Projected financial information has been revised by Savanna management. Among other changes, it reflects the CY 2024E to CY 2027E period (previously, CY 2023E to CY 2026E period). Refer to page 12 for additional selected projections comparison information. ƒ The Company’s basic share count and dilutive securities have been updated to reflect the latest information made available as of 6/6/24 (previously, as of 1/19/24). ƒ The present value of NOLs in the current materials utilize Federal and State actual amounts from Savanna management (previously, reflected estimated amounts from Savanna management as of 12/31/23). The present value of NOLs has been sensitized to include 100% of the value on the high end and 0% on the low end. ƒ Per the revised projections provided by Savanna management, the present value of has been reduced to only include the impact it has on Q1 and Q2 of 2024E, which is about $9.4 million of EBITDA. ƒ Selected Companies Analysis: ƒ The selected companies analysis was updated to reflect stock prices and other publicly available financial information as of 6/10/24 (previously, as of 3/12/24 market close). See page 9 for further detail on observed multiples. ƒ Relative to the prior materials, the selected multiples ranges were decreased. Refer to page 10 for additional information on Selected Companies Analysis and multiple selection. ƒ The selected companies analysis now includes capitalizing CY 2024E Adjusted EBITDA as an approach in the current materials. Refer to page 10 for additional information on Selected Companies Analysis and approaches utilized. ƒ Selected Transactions Analysis: ƒ The selected transactions analysis approach is no longer utilized in the current materials. Refer to page 11 for additional information on Selected Transactions Analysis. ƒ Discounted Cash Flow Analysis: ƒ Stock prices, betas, risk-free rates and other public information utilized in discount rate calculations have been updated to market close on 6/10/24 (previously, as of 3/12/24 market close). ƒ The Weighted Average Cost of Capital Range was increased by 0.50% on the low and high end. Refer to page 11 for additional information on discount rate selection. ƒ The selected terminal multiple range utilized in the exit multiple DCF analysis was reduced by 3.0x on the low and high end. Refer to page 11 for additional information on DCF and discount rate selection. *Confidential treatment requested

HIGHLY CONFIDENTIAL
DRAFT FOR DISCUSSION
SUBJECT TO CHANGE
FOR INFORMATIONAL PURPOSES ONLY

Summary of Selected Changes From Prior Materials

Selected Companies Multiple Changes Information

($ in millions, except per share data)

Revenue Multiples

	Included in Prior Materials (3/15/24)			Included in Current Materials (6/11/24)			Change Versus Prior Materials [1]		
	Market Data as of 3/12/24			*Market Data as of 6/10/24*					
	Enterprise Value [2] to Revenue			Enterprise Value [2] to Revenue			Enterprise Value [2] to Revenue		
Selected Company	**CY 2023E [3]**	**CY 2024E [3]**	**CY 2025E [3]**	**CY 2023A**	**CY 2024E [3]**	**CY 2025E [3]**	**CY 2023**	**CY 2024E [3]**	**CY 2025E [3]**
Accolade, Inc.	1.88x	1.59x	1.34x	1.32x	1.12x	0.95x	-0.56x	-0.47x	-0.39x
Alight, Inc. [4]	2.38x	2.27x	2.13x	2.03x	1.98x	1.87x	-0.35x	-0.28x	-0.26x
American Well Corporation	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NA*	*NA*	*NA*
Evolent Health, Inc.	2.33x	1.86x	1.61x	1.75x	1.34x	1.16x	-0.58x	-0.52x	-0.44x
Health Catalyst, Inc.	1.40x	1.34x	1.20x	1.11x	1.07x	0.96x	-0.29x	-0.28x	-0.24x
Phreesia, Inc.	3.83x	3.17x	2.66x	3.39x	2.86x	2.42x	-0.44x	-0.31x	-0.24x
Teladoc Health, Inc.	1.21x	1.18x	1.14x	0.92x	0.90x	0.87x	-0.29x	-0.28x	-0.27x
Low	1.21x	1.18x	1.14x	0.92x	0.90x	0.87x	-0.58x	-0.52x	-0.44x
High	3.83x	3.17x	2.66x	3.39x	2.86x	2.42x	-0.29x	-0.28x	-0.24x
Median	2.11x	1.73x	1.47x	1.54x	1.23x	1.06x	-0.39x	-0.30x	-0.26x
Mean	2.17x	1.90x	1.68x	1.75x	1.55x	1.37x	-0.42x	-0.36x	-0.31x
Savanna	0.66x	0.61x	0.55x	0.70x	0.79x	0.73x	0.03x	0.18x	0.17x

Adjusted EBITDA Multiples

	Included in Prior Materials (3/15/24)			Included in Current Materials (6/11/24)			Change Versus Prior Materials [1]		
	Market Data as of 3/12/24			*Market Data as of 6/10/24*					
	Enterprise Value [2] to Adjusted EBITDA			Enterprise Value [2] to Adjusted EBITDA			Enterprise Value [2] to Adjusted EBITDA		
Selected Company	**CY 2023E [3]**	**CY 2024E [3]**	**CY 2025E [3]**	**CY 2023A**	**CY 2024E [3]**	**CY 2025E [3]**	**CY 2023**	**CY 2024E [3]**	**CY 2025E [3]**
Accolade, Inc.	*NMF*	*NMF*	24.6x	*NMF*	*NMF*	16.3x	*NA*	*NA*	-8.3x
Alight, Inc. [4]	11.0x	10.1x	9.1x	9.4x	8.8x	7.9x	-1.6x	-1.2x	-1.1x
American Well Corporation	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NA*	*NA*	*NA*
Evolent Health, Inc.	23.7x	18.2x	14.1x	17.7x	14.0x	10.7x	-5.9x	-4.2x	-3.4x
Health Catalyst, Inc.	*NMF*	16.7x	11.1x	*NMF*	13.3x	8.8x	*NA*	-3.5x	-2.3x
Phreesia, Inc.	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NA*	*NA*	*NA*
Teladoc Health, Inc.	9.6x	8.6x	7.7x	7.3x	6.5x	5.7x	-2.3x	-2.1x	-2.0x
Low	9.6x	8.6x	7.7x	7.3x	6.5x	5.7x	-5.9x	-4.2x	-8.3x
High	23.7x	18.2x	24.6x	17.7x	14.0x	16.3x	-1.6x	-1.2x	-1.1x
Median	11.0x	13.4x	11.1x	9.4x	11.1x	8.8x	-2.3x	-2.8x	-2.3x
Mean	14.7x	13.4x	13.3x	11.5x	10.7x	9.9x	-3.3x	-2.7x	-3.4x
Savanna	12.4x	6.6x	5.2x	18.9x	*NMF*	24.9x	6.5x	*NA*	19.8x

Source: Company filings, Capital IQ, Bloomberg, Wall Street research. Multiples <0x or >20x considered NMF.
A refers to Actual; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; E refers to Estimated; NA refers to not available; NMF refers to not meaningful figure.
(1) Computed as Current Materials dated June 11, 2024 less Prior Materials dated March 15, 2024.
(2) Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.
(3) Multiples based on forward looking financial information have been calendarized to the Company's fiscal year end of December 31st.
(4) In the Current Materials, results include contributions from discontinued operations, following announcement of the sale of the payroll and professional services business on May 20, 2024.

Houlihan Lokey | 9

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE Summary of Selected Changes From Prior Materials FOR INFORMATIONAL PURPOSES ONLY Selected Changes to Financial Analyses 10 Sources: Savanna management and public filings. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items. CY refers to Calendar Year; E refers to Estimated; NA refers to not available; Q refers to Quarter. (1) Computed as Current Materials dated June 11, 2024 less Prior Materials dated March 15, 2024. (2) Current Forecast contemplates $9.4 million of Adjusted EBITDA from in Q1 and Q2 of 2024E, but not beyond. (3) Reflects the range of values included in the analysis and treatment of NOLs varies based on valuation indication utilized. ($ and shares in millions, except per share data) Prior Materials Current Materials Change Since (3/15/24) (6/11/24) Prior Materials [1] Low High Low High Low High Balance Sheet Information Present Value of Contribution Corresponding Base Amount $20.4 -- $20.6 $0.0 -- $0.0 [2] ($20.4) -- ($20.6) Present Value of NOLs Corresponding Base Amount $47.5 -- $50.3 $0.0 -- $66.2 [3] ($47.5) -- $15.9 Cash & Cash Equivalents $129.0 $94.6 ($34.4) Total Debt $0.5 $0.7 $0.3 Preferred Stock $50.0 $50.0 $0.0 Non-Controlling Interest $0.0 $0.0 $0.0 Common Shares 355.1 359.2 4.1 Options 90.7 89.4 (1.3) Restricted Stock Units 66.9 70.4 3.6 Performance Stock Units 0.0 10.9 10.9 Selected Companies Analysis CY 2024E Revenue Corresponding Base Amount $417.4 $416.4 ($1.0) Selected Multiple 1.00x -- 2.00x 1.00x -- 1.75x 0.00x -- (0.25x) CY 2024E Adjusted EBITDA Corresponding Base Amount NA $21.5 NA Selected Multiple NA -- NA 11.0x -- 13.0x NA -- NA CY 2025E Revenue Corresponding Base Amount $512.3 $512.3 ($0.0) Selected Multiple 0.75x -- 1.50x 0.75x -- 1.25x 0.00x -- (0.25x) CY 2025E Adjusted EBITDA Corresponding Base Amount $61.7 $61.7 $0.0 Selected Multiple 9.0x -- 12.0x 7.0x -- 10.0x (2.0x) -- (2.0x) Implied Enterprise Value Reference Ranges CY 2024E Revenue $614.3 -- $1,034.6 $511.0 -- $889.4 ($103.3) -- ($145.2) CY 2024E Adjusted EBITDA NA -- NA $331.1 -- $440.3 NA -- NA CY 2025E Revenue $581.1 -- $968.3 $478.8 -- $801.1 ($102.3) -- ($167.2) CY 2025E Adjusted EBITDA $752.2 -- $940.2 $526.5 -- $777.8 ($225.7) -- ($162.4) Implied Per Share Value Reference Ranges CY 2024E Revenue $1.32 -- $2.18 $1.04 -- $1.82 ($0.28) -- ($0.36) CY 2024E Adjusted EBITDA NA -- NA $0.64 -- $0.88 NA -- NA CY 2025E Revenue $1.24 -- $2.05 $0.97 -- $1.65 ($0.27) -- ($0.40) CY 2025E Adjusted EBITDA $1.61 -- $1.99 $1.08 -- $1.60 ($0.53) -- ($0.39) *Confidential treatment requested

HIGHLY CONFIDENTIAL
DRAFT FOR DISCUSSION
SUBJECT TO CHANGE
FOR INFORMATIONAL PURPOSES ONLY

Summary of Selected Changes From Prior Materials *(cont'd)*

Selected Changes to Financial Analyses (cont'd)

($ in millions, except per share data)

	Prior Materials (3/15/24)			Current Materials (6/11/24)			Change Since Prior Materials [1]		
	Low		High	Low		High	Low		High
Selected Transaction Analysis (Sum-of-the-Parts)									
Enterprise 2024E Revenue									
Corresponding Base Amount		$208.7			NA			NA	
Selected Multiple	1.50x	--	2.50x	NA	--	NA	NA	--	NA
Provider 2024E Adjusted EBITDA									
Corresponding Base Amount		$29.2			NA			NA	
Selected Multiple	8.0x	--	15.0x	NA	--	NA	NA	--	NA
Life Sciences 2024E Adjusted EBITDA									
Corresponding Base Amount		$21.2			NA			NA	
Selected Multiple	10.0x	--	14.0x	NA	--	NA	NA	--	NA
Implied Enterprise Value Reference Range									
Sum-of-the-Parts	$561.6	--	$984.7	NA	--	NA	NA	--	NA
Implied Per Share Value Reference Range									
Sum-of-the-Parts	$1.20	--	$2.08	NA	--	NA	NA	--	NA
Discounted Cash Flow									
Terminal Period Adjusted EBITDA		$92.0			$109.9			$17.9	
Selected Terminal Multiple	9.0x	--	12.0x	6.0x	--	9.0x	(3.0x)	--	(3.0x)
Selected Discount Rate	11.0%	--	12.0%	11.5%	--	12.5%	0.5%	--	0.5%
Implied Per Share Value Reference Range									
Terminal Multiple Approach	$1.66	--	$2.12	$1.16	--	$1.74	($0.50)	--	($0.38)

Sources: Savanna management and public filings.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; E refers to Estimated; NA refers to not available.
(1) Computed as Current Materials dated June 11, 2024 less Prior Materials dated March 15, 2024.

Houlihan Lokey | 11

HIGHLY CONFIDENTIAL
DRAFT FOR DISCUSSION
SUBJECT TO CHANGE
FOR INFORMATIONAL PURPOSES ONLY

Summary of Selected Changes From Prior Materials *(cont'd)*

Selected Financial Projections Comparison Information

($ in millions, except per share data)

	Prior Materials (3/15/24) Prior Forecast (2/20/24)					Current Materials (6/11/24) Current Forecast (6/8/24)					Difference [1]				
	2023E	2024E	2025E	2026E	2027E	2023A	2024E	2025E	2026E	2027E	2023	2024E	2025E	2026E	2027E
Total Revenue	**$459.5**	**$417.4**	**$512.3**	**$618.9**	***NA***	**$445.3**	**$416.4**	**$512.3**	**$616.8**	**$700.1**	**($14.2)**	**($1.0)**	**($0.0)**	**($2.1)**	***NA***
Growth %	*3.9%*	*-9.2%*	*22.7%*	*20.8%*	*NA*	*0.6%*	*-6.5%*	*23.0%*	*20.4%*	*13.5%*	*-3.2%*	*2.7%*	*0.3%*	*-0.4%*	*NA*
Cost of Revenue	(257.5)	(223.8)	(261.9)	(318.5)	*NA*	(249.5)	(224.5)	(261.9)	(316.6)	(362.9)	8.0	(0.6)	0.0	1.9	*NA*
Gross Profit	$202.1	$193.5	$250.4	$300.4	*NA*	$195.8	$191.9	$250.4	$300.2	$337.2	($6.3)	($1.6)	$0.0	($0.2)	*NA*
Margin %	*44.0%*	*46.4%*	*48.9%*	*48.5%*	*NA*	*44.0%*	*46.1%*	*48.9%*	*48.7%*	*48.2%*	*0.0%*	*-0.3%*	*0.0%*	*0.1%*	*NA*
Sales & Marketing	(48.9)	(46.2)	(51.3)	(55.1)	*NA*	(48.4)	(45.5)	(51.3)	(55.1)	(62.2)	0.5	0.7	0.0	0.1	*NA*
General & Administrative	(82.2)	(82.6)	(92.6)	(103.1)	*NA*	(83.4)	(79.3)	(92.6)	(103.0)	(111.2)	(1.2)	3.3	0.0	0.1	*NA*
Product & Technology	(46.6)	(42.6)	(44.8)	(50.1)	*NA*	(46.0)	(45.3)	(44.8)	(50.0)	(53.8)	0.6	(2.7)	0.0	0.1	*NA*
Total Operating Expenses	(177.6)	(171.3)	(188.7)	(208.4)	*NA*	(177.8)	(170.0)	(188.7)	(208.0)	(227.3)	(0.2)	1.3	0.0	0.3	*NA*
Other	(0.9)	0.0	0.0	0.0	*NA*	(1.6)	(0.3)	0.0	0.0	0.0	(0.7)	(0.3)	0.0	0.0	*NA*
Adjusted EBITDA	**$23.6**	**$22.2**	**$61.7**	**$92.0**	***NA***	**$16.5**	**$21.5**	**$61.7**	**$92.2**	**$109.9**	**($7.1)**	**($0.7)**	**$0.0**	**$0.2**	***NA***
Margin %	*5.1%*	*5.3%*	*12.0%*	*14.9%*	*NA*	*3.7%*	*5.2%*	*12.0%*	*14.9%*	*15.7%*	*-1.4%*	*-0.2%*	*0.0%*	*0.1%*	*NA*
Growth %	*304.9%*	*-5.8%*	*178.0%*	*49.1%*	*NA*	*183.9%*	*30.5%*	*187.0%*	*49.4%*	*19.2%*	*-121.0%*	*36.3%*	*9.0%*	*0.2%*	*NA*
Stock-Based Compensation	(47.1)	(37.5)	(31.5)	(31.5)	*NA*	(46.9)	(44.4)	(31.5)	(31.5)	(31.5)	0.1	(6.9)	0.0	0.0	*NA*
Depreciation & Amortization	*NA*	(55.5)	(42.0)	(32.5)	*NA*	(61.2)	(50.3)	(36.8)	(27.3)	(25.3)	NA	5.1	5.1	5.1	*NA*
Adjusted EBIT	***NA***	**($70.7)**	**($11.7)**	**$28.1**	***NA***	**($91.7)**	**($73.2)**	**($6.6)**	**$33.4**	**$53.1**	**NA**	**($2.5)**	**$5.1**	**$5.3**	***NA***
Margin %	*NA*	*-16.9%*	*-2.3%*	*4.5%*	*NA*	*-20.6%*	*-17.6%*	*-1.3%*	*5.4%*	*7.6%*	*NA*	*-0.6%*	*1.0%*	*0.9%*	*NA*
Growth %	*NA*	*NMF*	*NMF*	*NMF*	*NA*	*NMF*	*NMF*	*NMF*	*NMF*	*59.1%*	*NA*	*NA*	*NA*	*NA*	*NA*
Additional Financial Information															
Capital Expenditures	$29.1	$23.8	$23.7	$24.3	*NA*	$28.8	$23.4	$23.7	$24.3	$24.7	($0.3)	($0.4)	$0.0	($0.0)	*NA*
Change in Net Working Capital	$11.9	($8.1)	($4.2)	($7.5)	*NA*	$15.6	($9.5)	($3.5)	($10.4)	($7.6)	$3.7	($1.3)	$0.7	($2.8)	*NA*

Source: Savanna management.
A refers to Actual; Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items.
E refers to Estimated; NA refers to not available; NMF refers to not meaningful figure.
(1) Positive figures reflect positive variance in the prior forecast versus the current forecast while negative figures reflect negative variance.

Houlihan Lokey | 12

Page 1. Executive Summary 3 2. Summary of Selected Changes from Prior Materials 8 3. Preliminary Financial Analyses 14 4. Preliminary Selected Public Market Observations 24 5. Appendix 36

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE Historical and Projected Financial Data FOR INFORMATIONAL PURPOSES ONLY Management Projections Source: Company filings, management projections.. Note: Segment revenue may not sum to total revenue due to rounding 14 ($ in millions, except per share data) CAGR 21A-23A GR 24E-27E Revenue 4% 19% Adj. EBITDA (22%) 72% NMF Adj. EBITDA – Capex NMF NMF Adj. EBITDA – Capex – SBC NMF Enterprise Provider Life Sciences $243 $259 $244 $207 $283 $369 $436 $91 $104 $119 $123 $138 $150 $160 $78 $80 $82 $86 $91 $98 $104 $413 $442 $445 $416 $512 $617 $700 2021A 2022A 2023A 2024E 2025E 2026E 2027E $27 $6 $16 $22 $62 $92 $110 2021A 2022A 2023A 2024E 2025E 2026E 2027E ($14) ($39) ($12) ($2) $38 $68 $85 2021A 2022A 2023A 2024E 2025E 2026E 2027E ($61) ($108) ($59) ($46) $7 $36 $54 2021A 2022A 2023A 2024E 2025E 2026E 2027E

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE Financial Projections Comparison: FOR INFORMATIONAL PURPOSES ONLY Management Projections vs. Consensus 15 ($ in millions, except per share data) Source: Management projections. (1) Only Morgan Stanley forecasts out to 2026E. Management Revenue Projections Consensus Revenue Estimates Management Adj. EBITDA Projections Consensus Adj. EBITDA Estimates YoY Growth Enterprise Provider Life Sciences Adj. EBITDA Margin Adj. EBITDA 15% (6%) 23% 20% 5% 12% $22 $62 $92 $110 2024E 2025E 2026E 2027E $207 $283 $369 $436 $123 $138 $150 $160 $86 $91 $98 $104 $416 $512 $617 $700 2024E 2025E 2026E 2027E 14% 16% (12%) 9% 6% 0% 3% 10% $198 $216 $233 $120 $132 $142 $75 $81 $81 $394 $429 $456 2024E 2025E 2026E 2027E N/A $2 $12 $44 2024E 2025E 2026E 2027E N/A (1) (1)

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Illustrative Benchmarking Management Projections vs. Digital Health Companies Source: Company filings, management projections, FactSet, Capital IQ, Bloomberg as of 6/4/2024. (1) On 1/20/23, Evolent Health completed the acquisition of National Imaging Associates, Inc. Historical figures do not reflect results pro forma for the acquisition. (2) On 3/20/24, Alight, Inc. announced an agreement to sell its payroll and professional services business, which it classified as discontinued operations. Results include contributions from discontinued operations. 16 ($ in millions, except per share data) [1] Savanna 32% 30% 19% 13% 11% 8% 4% 1% [2] Savanna 22% 18% 18% 18% 15% 12% 4% 4% [2] 1 2 3 4 5 6 7 8 1 2 3 4 5 6 7 8 2021A – 2023A Revenue CAGR (Descending Order) 2024E – 2026E Revenue CAGR (Descending Order)

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Sources: Company filings, management projections. 17 ($ in millions) Revenue Adj. EBITDA Adj. EBITDA – Capex Historical and Projected Financial Data Management Projections from 2021 – 2024 vs Actual Performance $413 $442 $445 $396 $512 $629 $443 $532 $620 $455 $487 $521 $416 $512 $617 $700 $350 $400 $450 $500 $550 $600 $650 $700 $750 2021E 2022E 2023E 2024E 2025E 2026E 2027E Actuals 2021 Forecast 2022 Forecast 2023 Forecast 2024 Forecast $31 $60 $100 $16 $41 $83 $29 $54 $64 $22 $62 $92 $110 $27 $6 $16 $0 $20 $40 $60 $80 $100 $120 2021E 2022E 2023E 2024E 2025E 2026E 2027E ($26) $6 $45 ($3) $22 $32 ($2) $38 $68 $85 ($14) ($39) ($12) ($60) ($20) $20 $60 2021E 2022E 2023E 2024E 2025E 2026E 2027E

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE Summary of Preliminary Financial Analysis FOR INFORMATIONAL PURPOSES ONLY Implied Prices Per Share Source: Company filings, Savanna management projections. 18 PRESENT VALUE Current Share Price (6/10/2024): $0.86 Preliminary Discounted Cash Flow Analysis ௅ Terminal EBITDA multiple: 6.0x – 9.0x ௅ WACC: 11.5% – 12.5% ௅ Present values as of 6/11/24 Preliminary Selected Companies Analysis (2025E Revenue Multiples) ௅ 0.75x – 1.25x 2025E Revenue Preliminary Selected Companies Analysis (2024E Revenue Multiples) ௅ 1.00x – 1.75x 2024E Revenue Preliminary Selected Companies Analysis (2025E EBITDA Multiples) ௅ 7.0x – 10.0x 2025E Adj. EBITDA Preliminary Selected Companies Analysis (2024E EBITDA Multiples) ௅ 11.0x – 13.0x 2024E Adj. EBITDA $1.16 $1.08 $0.97 $0.64 $1.04 $1.74 $1.60 $1.65 $0.88 $1.82

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Preliminary Financial Analysis Summary *(cont'd)*

($ in millions, except per share data)

	Selected Companies Analysis		Selected Companies Analysis		Selected Companies Analysis		Selected Companies Analysis		Discounted Cash Flow Analysis	
	CY 2024E Total Revenue		CY 2024E Adjusted EBITDA		CY 2025E Total Revenue		CY 2025E Adjusted EBITDA		Terminal EBITDA Multiple 6.0x -- 9.0x Discount Rate	
Corresponding Base Amount	$416.4		$21.5		$512.3		$61.7		11.5% --	12.5%
Selected Multiples Range	1.00x --	1.75x	11.0x --	13.0x	0.75x --	1.25x	7.0x --	10.0x		
Implied Enterprise Value Reference Range	$416.4 --	$728.6	$236.5 --	$279.5	$384.2 --	$640.3	$431.9 --	$617.1	$468.4 --	$707.6
Cash & Cash Equivalents as of 4/30/24 [1]	94.6 --	94.6	94.6 --	94.6	94.6 --	94.6	94.6 --	94.6	94.6 --	94.6
PV of Net Operating Losses as of 6/11/24 [2]	0.0 --	66.2	0.0 --	66.2	0.0 --	66.2	0.0 --	66.2	0.0 --	48.7
Implied Total Enterprise Value Reference Range	$511.0 --	$889.4	$331.1 --	$440.3	$478.8 --	$801.1	$526.5 --	$777.8	$563.0 --	$851.0
Total Debt as of 4/30/24 [1]	(0.7) --	(0.7)	(0.7) --	(0.7)	(0.7) --	(0.7)	(0.7) --	(0.7)	(0.7) --	(0.7)
Preferred Stock as of 4/30/24 [1] [3]	(50.0) --	(50.0)	(50.0) --	(50.0)	(50.0) --	(50.0)	(50.0) --	(50.0)	(50.0) --	(50.0)
Non-Controlling Interest as of 4/30/24 [1] [4]	0.0 --	0.0	0.0 --	0.0	0.0 --	0.0	0.0 --	0.0	0.0 --	0.0
Implied Total Equity Value Reference Range	$460.3 --	$838.7	$280.4 --	$389.6	$428.1 --	$750.4	$475.8 --	$727.1	$512.3 --	$800.3
Shares Outstanding [1] [5]	440.9 --	461.0	440.8 --	440.8	440.8 --	455.8	441.6 --	454.3	443.4 --	458.8
Implied Per Share Reference Range	**$1.04 --**	**$1.82**	**$0.64 --**	**$0.88**	**$0.97 --**	**$1.65**	**$1.08 --**	**$1.60**	**$1.16 --**	**$1.74**

Source: Savanna management.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; E refers to Estimated; PV refers to Present Value.

(1) *Per Savanna management.*
(2) *Based on the present value of future Federal and State net operating loss usage discounted at a cost of equity of 13.5%. Per Savanna management, there are $439.0 million of Federal NOLs and $418.2 million of State NOLs outstanding as of 12/31/23. Of the $439.0 million of Federal NOLs, Savanna management has indicated that $45.7 million are subject to Section 382 limitations. For purposes of the Discounted Cash Flow Analysis, NOLs are applied during the period from 2024E to 2027E to reduce tax payments to $0. The implied value attributable to the remaining balance of the NOLs is then discounted to present value for the high end of the range. For purposes of the Selected Companies Analysis, the low end and high end of the multiples approaches have been sensitized to include 0% of the value at the low end and 100% of the implied present value at the high end.*
(3) *Represents liquidation preference of Series A redeemable preferred stock, convertible above $10.00 per share.*
(4) *Non-Controlling Interest reflects a minimum of $0. Non-Controlling Interest as of 3/31/24 is ($0.3) million, per Savanna management.*
(5) *Based on (i) ~362.4 million gross common shares outstanding less ~3.2 million shares subject to an earnout with a hurdle of $12.00 per share, (ii) ~89.4 million options to purchase common stock (to the extent in the money, based on the treasury method), (iii) ~70.4 million restricted stock units, and (iv) ~10.9 million performance stock units as of 6/6/24, per Savanna management.*

Houlihan Lokey | 19

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Preliminary Selected Savanna Historical and Projected Financial Data

($ in millions)

	Calendar Year Ended December 31,			LTM Ended	Calendar Year Ending December 31,				CAGR
	2021	2022	2023	3/31/2024	2024E	2025E	2026E	2027E	2023 to 2027E
Total Revenue	**$412.9**	**$442.5**	**$445.3**	**$419.6**	**$416.4**	**$512.3**	**$616.8**	**$700.1**	**12.0%**
Growth %	*25.6%*	*7.2%*	*0.6%*		*-6.5%*	*23.0%*	*20.4%*	*13.5%*	
Cost of Revenue	(202.9)	(234.8)	(249.5)	(233.1)	(224.5)	(261.9)	(316.6)	(362.9)	
Gross Profit	$210.0	$207.7	$195.8	$186.5	$191.9	$250.4	$300.2	$337.2	
Margin %	*50.9%*	*46.9%*	*44.0%*	*44.4%*	*46.1%*	*48.9%*	*48.7%*	*48.2%*	
Sales & Marketing	(47.8)	(50.4)	(48.4)	(45.7)	(45.5)	(51.3)	(55.1)	(62.2)	
General & Administrative	(77.9)	(88.9)	(83.4)	(81.3)	(79.3)	(92.6)	(103.0)	(111.2)	
Product & Technology	(57.3)	(56.4)	(46.0)	(45.3)	(45.3)	(44.8)	(50.0)	(53.8)	
Total Operating Expenses	(183.0)	(195.8)	(177.8)	(172.3)	(170.0)	(188.7)	(208.0)	(227.3)	
Other	0.0	(6.1)	(1.6)	(1.0)	(0.3)	0.0	0.0	0.0	
Adjusted EBITDA [1]	**$27.0**	**$5.8**	**$16.5**	**$13.1**	**$21.5**	**$61.7**	**$92.2**	**$109.9**	**60.7%**
Margin %	*6.5%*	*1.3%*	*3.7%*	*3.1%*	*5.2%*	*12.0%*	*14.9%*	*15.7%*	
Growth %	*273.2%*	*-78.5%*	*183.9%*		*30.5%*	*187.0%*	*49.4%*	*19.2%*	
Stock-Based Compensation	(46.8)	(69.6)	(46.9)	(50.6)	(44.4)	(31.5)	(31.5)	(31.5)	
Depreciation & Amortization	(32.6)	(45.3)	(61.2)	(59.8)	(50.3)	(36.8)	(27.3)	(25.3)	
Adjusted EBIT	**($52.4)**	**($109.1)**	**($91.7)**	**($97.2)**	**($73.2)**	**($6.6)**	**$33.4**	**$53.1**	***NMF***
Margin %	*-12.7%*	*-24.7%*	*-20.6%*	*-23.2%*	*-17.6%*	*-1.3%*	*5.4%*	*7.6%*	
Growth %	*NMF*	*NMF*	*NMF*		*NMF*	*NMF*	*NMF*	*59.1%*	
Additional Financial Information									
Capital Expenditures [2]	($40.8)	($44.4)	($28.8)	($28.8)	($23.4)	($23.7)	($24.3)	($24.7)	
Acquisitions	($71.6)	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	
Change in Net Working Capital	($21.2)	($9.2)	$15.6	$6.4	($9.5)	($3.5)	($10.4)	($7.6)	

Source: Savanna management.
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items.
CAGR refers to Compound Annual Growth Rate; E refers to Estimated; LTM refers to Latest 12 Months; NMF refers to not meaningful figure; R&D refers to Research & Development.
(1) Total Adjustments:

Depreciation & Amortization	*$32.6*	*$45.3*	*$61.2*	*$59.8*	*$50.3*	*$36.8*	*$27.3*	*$25.3*
Stock-Based Compensation	*46.8*	*69.6*	*46.9*	*50.6*	*44.4*	*31.5*	*31.5*	*31.5*
Warrants Issued with Revenue Contracts	*0.1*	*0.1*	*0.0*	*0.1*				
Amortization of Non-Cash Payment for R&D	*1.2*	*2.5*	*4.8*	*3.6*				
Non-Operating, Non-Recurring Costs	*10.6*	*11.1*	*5.9*	*6.3*	*16.8*	*2.0*	*2.0*	*2.0*
Reorganizational and Severance Costs	*1.5*	*10.8*	*32.0*	*26.3*	*1.5*	*1.0*	*1.0*	*1.0*
Acquisition-Related Costs	*19.7*	*5.8*	*1.7*	*2.5*				
Total Adjustments	***$112.5***	***$145.1***	***$152.5***	***$149.1***	***$113.0***	***$71.3***	***$61.8***	***$59.8***

(2) Reflects purchase of property and equipment and capitalized internal-use software costs.

Houlihan Lokey | 20

HIGHLY CONFIDENTIAL
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Preliminary Selected Companies Analysis

($ in millions, except per share data)

Selected Company	Share Price [2]	Equity Market Value [2] [3]	Enterprise Value [2] [3]	Enterprise Value [1] to Revenue CY 2024E [4]	CY 2025E [4]	CY 2026E [4]	Enterprise Value [1] to Adjusted EBITDA CY 2024E [4]	CY 2025E [4]	CY 2026E [4]
Accolade, Inc.	$6.74	564.2	536.1	1.12x	0.95x	0.81x	*NMF*	16.3x	9.3x
Alight, Inc. [5]	$7.48	4,383.8	6,923.8	1.98x	1.87x	1.82x	8.8x	7.9x	7.3x
American Well Corporation	$0.41	144.4	(151.6)	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*	*NMF*
Evolent Health, Inc.	$23.72	2,855.2	3,454.7	1.34x	1.16x	1.02x	14.0x	10.7x	8.9x
Health Catalyst, Inc.	$6.68	428.1	328.7	1.07x	0.96x	0.85x	13.3x	8.8x	6.3x
Phreesia, Inc.	$20.05	1,250.3	1,187.2	2.86x	2.42x	2.07x	*NMF*	*NMF*	16.8x
Teladoc Health, Inc.	$10.66	1,949.0	2,390.6	0.90x	0.87x	0.83x	6.5x	5.7x	5.3x
Low				0.90x	0.87x	0.81x	6.5x	5.7x	5.3x
High				2.86x	2.42x	2.07x	14.0x	16.3x	16.8x
Median				1.23x	1.06x	0.93x	11.1x	8.8x	8.1x
Mean				1.55x	1.37x	1.23x	10.7x	9.9x	9.0x
Savanna	$0.86	$361.0	$311.0	0.79x	0.73x	0.68x	*NMF*	24.9x	7.1x

Source: Company filings, Capital IQ as of 6/10/24, Bloomberg, Wall Street research. Multiples <0x or >20x considered NMF.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; E refers to Estimated; NMF refers to not meaningful figure.
(1) Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.
(2) Based on closing prices as of 6/10/24.
(3) Based on diluted shares.
(4) Multiples based on forward looking financial information have been calendarized to the Company's fiscal year end of December 31st.
(5) Results include contributions from discontinued operations, following announcement of the sale of the payroll and professional services business on May 20, 2024.

Houlihan Lokey | 21

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Preliminary Discounted Cash Flow Analysis

($ in millions)

	Projected Calendar Year Ending December 31,			
	2024E [1]	2025E	2026E	2027E
Total Revenue	**$295.0**	**$512.3**	**$616.8**	**$700.1**
Growth %		*23.0%*	*20.4%*	*13.5%*
Cost of Revenue	(157.6)	(261.9)	(316.6)	(362.9)
Sales & Marketing	(30.2)	(51.3)	(55.1)	(62.2)
General & Administrative	(53.6)	(92.6)	(103.0)	(111.2)
Product & Technology	(29.5)	(44.8)	(50.0)	(53.8)
Other	(0.1)	0.0	0.0	0.0
Adjusted EBITDA	**$24.0**	**$61.7**	**$92.2**	**$109.9**
Margin %	*8.1%*	*12.0%*	*14.9%*	*15.7%*
Depreciation & Amortization	(32.5)	(36.8)	(27.3)	(25.3)
Stock-Based Compensation	(26.9)	(31.5)	(31.5)	(31.5)
Adjusted EBIT	**($35.5)**	**($6.6)**	**$33.4**	**$53.1**
Taxes [2]	0.0	0.0	0.0	0.0
Unlevered Earnings	**($35.5)**	**($6.6)**	**$33.4**	**$53.1**
Depreciation & Amortization	32.5	36.8	27.3	25.3
Capital Expenditures	(16.2)	(23.7)	(24.3)	(24.7)
Change in Net Working Capital	(2.5)	(3.5)	(10.4)	(7.6)
Unlevered Free Cash Flows	**($21.5)**	**$3.0**	**$26.1**	**$46.2**

Implied Perpetual Growth Rate [3]

Discount Rate	6.0x	7.5x	9.0x
11.50%	5.3%	6.5%	7.3%
11.75%	5.5%	6.7%	7.5%
12.00%	5.7%	6.9%	7.7%
12.25%	6.0%	7.2%	8.0%
12.50%	6.2%	7.4%	8.2%

PV of Terminal Value as a % of Enterprise Value

Discount Rate	6.0x	7.5x	9.0x
11.50%	92.6%	94.0%	94.9%
11.75%	92.6%	94.0%	94.9%
12.00%	92.6%	94.0%	94.9%
12.25%	92.6%	94.0%	95.0%
12.50%	92.6%	94.0%	95.0%

Discount Rate	Present Value of Cash Flows (2024E - 2027E)	+	PV of Terminal Value as a Multiple of 2027E Adjusted EBITDA: 6.0x	7.5x	9.0x	=	Implied Enterprise Value: 6.0x	7.5x	9.0x
11.50%	$35.8		$447.9	$559.8	$671.8		$483.7	$595.7	$707.6
11.75%	$35.5		$444.3	$555.4	$666.5		$479.8	$590.9	$702.0
12.00%	$35.2	+	$440.8	$551.0	$661.2	=	$476.0	$586.2	$696.4
12.25%	$34.9		$437.3	$546.6	$656.0		$472.2	$581.5	$690.9
12.50%	$34.6		$433.9	$542.3	$650.8		$468.4	$576.9	$685.4

Source: Savanna management projections.
Note: Present values as of 6/11/24; mid-year convention applied. Refer to WACC calculation for derivation of discount rate.
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; E refers to Estimated; PV refers to Present Value; Q refers to Quarter.
(1) Represents 66.7% of Q2 2024E projections, plus the remaining 6 months of CY 2024E projected information, per Savanna management.
(2) Cash Taxes paid assumed to be offset by tax benefit from net operating losses in CY 2026E and CY 2027E, per Savanna management.
(3) Implied from corresponding discount rate and 2027E Adjusted EBITDA multiple.

Houlihan Lokey | 22

Page 1. Executive Summary 3 2. Summary of Selected Changes from Prior Materials 8 3. Preliminary Financial Analyses 14 4. Preliminary Selected Public Market Observations 24 5. Appendix 36

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Trading Market Snapshot

(shares outstanding and $ in millions, except per share data and where otherwise noted)

Public Market Trading Overview

Public Market Enterprise Value Derivation	
Closing Stock Price as of June 10, 2024	$0.86
Common Shares Outstanding [1]	362.4
Dilutive Shares [1] [2]	55.8
Fully Diluted Shares	418.2
Market Value of Equity	**$361.0**
Debt [1] [3]	0.6
Preferred Stock [4]	50.0
Non-Controlling Interest [1]	(0.3)
Total Cash and Cash Equivalents [1]	(100.3)
Public Market Enterprise Value	**$311.0**

Selected Market Information as of June 10, 2024	
1-Month Average [5]	$0.82
3-Month Average [5]	$0.79
6-Month Average [5]	$0.90
52-Week High (7/17/23) [5]	$1.80
52-Week Low (4/1/24) [5]	$0.48
90-Day Average Daily Trading Volume (in millions) [5]	2.5
% of Total Shares Outstanding	0.7%
90-Day Average Daily Trading Value (in millions) [5]	$1.89
% of Market Value of Equity	0.5%
Number of Analysts Covering the Company [6]	4
Total Public Float [7] [8]	344.7
% of Total Shares Outstanding	95.1%

Implied Multiples	CY 2024E [9]	CY 2025E [9]	CY 2026E [9]
Enterprise Value / Total Revenue	0.79x	0.73x	0.68x
Enterprise Value / Adjusted EBITDA	*NMF*	24.9x	7.1x

Historical VWAP[10] (As of 6/10/24)

($ per share in actuals)

1-Day	5-Day	10-Day	20-Day	30-Day	1-Month	3-Month	6-Month	9-Month	12-Month
$0.86	$0.84	$0.82	$0.82	$0.79	$0.81	$0.76	$0.82	$0.87	$0.96

Sources: Bloomberg, Capital IQ, and public filings.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; E refers to Estimated; NMF refers to not meaningful figure.
(1) Per the Company's Form 10-Q for the period ended 3/31/24.
(2) Reflects dilutive impact of (i) ~18.7 million warrants to purchase common stock as of 3/31/24 (to the extent in the money, based on the treasury method), (ii) ~89.5 million options to purchase common stock as of 3/31/24 (to the extent in the money, based on the treasury method), and (iii) ~55.8 million restricted stock units as of 3/31/24.
(3) Reflects book value, net of debt discount and deferred financing costs.
(4) Assumes conversion of Series A preferred stock to common stock. The aggregate liquidation preference of the Series A preferred stock is $50 million.
(5) Per Capital IQ.
(6) Per Bloomberg.
(7) Per public filings.
(8) Represents common shares outstanding excluding those held by current and former directors and executive officers. Does not reflect share acquisitions or disposals not publicly disclosed as of 6/10/24.
(9) Reflects consensus analyst estimates per Bloomberg.
(10) VWAP based on cumulative trading activity over designated number of trading days (based on intraday trading) per Bloomberg as of 6/10/24.

Houlihan Lokey | 24

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Selected Events 0.0 5.0 10.0 15.0 20.0 25.0 30.0 35.0 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 Jul-21 Sep-21 Nov-21 Jan-22 Mar-22 May-22 Jul-22 Sep-22 Nov-22 Jan-23 Mar-23 May-23 Jul-23 Sep-23 Nov-23 Jan-24 Mar-24 May-24 Daily Trading Volume Sharecare, Inc. Current Stock Price [2] Closing Stock Price (dollars per share) Daily Volume (millions) Timeline and Stock Trading History Since Closing of de-SPAC Transaction (7/2/21)1 25 Event Date Comment A 7/2/21 Sharecare, Inc. begins trading on the Nasdaq after completing the acquisition of Falcon Capital Acquisition Corp. in a reverse merger transaction. B 8/11/21 The Company announces the acquisition of CareLinx, a nationwide home care platform. Concurrently, the Company announces Q2 CY 2021 earnings, reporting $98.5 million of revenue (vs. $78.2 million in the prior year period) and adjusted EBITDA of $6.6 million (vs. $7.9 million in the prior year period). C 11/10/21 The Company announces Q3 CY 2021 earnings, reporting $105.6 million of revenue (vs. $80.2 million in the prior year period) and adjusted EBITDA of $7.9 million (vs. $13.3 million in the prior year period). D 3/31/22 The Company announces Q4 and full CY 2021 earnings, achieving full year revenue of $412.8 million (vs. $328.8 million in the prior year period) and adjusted EBITDA of $27.0 million (vs. $32.3 million in the prior year period). E 5/12/22 The Company announces Q1 CY 2022 earnings, reporting $100.7 million of revenue (vs. $90.2 million in the prior year period) and adjusted EBITDA of $0.2 million (vs. $7.1 million in the prior year period). Concurrently, the Company announces a $50 million share repurchase program. F 8/10/22 The Company announces the initiation of a strategic review of its non-enterprise businesses concurrently with Q2 CY 2022 earnings, reporting $103.8 million of revenue (vs. $98.5 million in the prior year period) and adjusted EBITDA of $2.1 million (vs. $6.6 million in the prior year period). Withdraws CY 2022 guidance. G 11/10/22 The Company announces Q3 CY 2022 earnings, reporting $114.6 million of revenue (vs. $105.6 million in the prior year period) and adjusted EBITDA of $7.2 million (vs. $7.9 million in the prior year period). H 3/29/23 The Company announces Q4 and full CY 2022 earnings, achieving full year revenue of $442.4 million (vs. $412.8 million in the prior year period) and adjusted EBITDA of $5.8 million (vs. $27.0 million in the prior year period). The Company provides CY 2023 revenue and adjusted EBITDA guidance of $450 to $460 million and $25 to $30 million, respectively. A B C F D E Current Stock Price2: $0.86 Event Date Comment I 5/10/23 The Company announces Q1 CY 2023 earnings, reporting $116.3 million of revenue (vs. $100.7 million in the prior year period) and adjusted EBITDA of $2.1 million (vs. $0.2 million in the prior year period). J 5/31/23 The Company announces that it completed the strategic review process initiated in 2022, concluding to continue executing on the Company's strategic plan to drive growth and efficiencies across all three business channels. The Board re-authorizes a $50 million stock repurchase program. K 8/9/23 The Company announces Q2 CY 2023 earnings, reporting $110.4 million of revenue (vs. $103.8 million in the prior year period) and adjusted EBITDA of $3.8 million (vs. $2.1 million in the prior year period). L 10/12/23 The Company announces the receipt of an unsolicited preliminary non-binding proposal from Claritas Capital to acquire all of the outstanding shares of common stock of the Company, not already beneficially owned by Claritas Capital and its affiliated funds, for cash consideration of between $1.35 and $1.80 per share. M 11/9/23 The Company announces Q3 CY 2023 earnings, reporting $113.3 million of revenue (vs. $114.6 million in the prior year period) and adjusted EBITDA of $9.6 million (vs. $5.2 million3 in the prior year period). Announces new CEO beginning 1/2/24. N 3/12/24 The Company announces it will delay Q4 and full CY 2023 earnings from 3/13/24 to 3/28/24 and that its Board formed a special committee of independent directors to evaluate multiple proposals for a potential sale and other alternatives. O 3/28/24 The Company announces Q4 and full CY 2023 earnings, achieving full year revenue of $445.3 million (vs. $442.4 million in the prior year period) and adjusted EBITDA of $16.5 million (vs. $5.8 million in the prior year period). P 5/9/24 The Company announces it is conducting a strategic review, which includes discussions with multiple bidders for a potential sale. Concurrently, the Company announces Q1 CY 2024 earnings, reporting $90.9 million of revenue (vs. $116.3 million in the prior year period) and adjusted EBITDA of ($2.7) million (vs. $0.6 million in the prior year period). G H I K J L M Sources: Capital IQ and public filings. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items. CY refers to Calendar Year; Q refers to Quarter. (1) The Company completed the de-SPAC transaction on 7/1/21 and began trading on the Nasdaq under ticker “SHCR” on 7/2/21. (2) As of 6/10/24 close. (3) Q3 CY 2022 Adjusted EBITDA was recasted from $7.2 million to $5.2 million, reflecting the Company’s updated computation methodology effective 9/30/23. N O P

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Last Twelve Months Last Nine Months Last Six Months Last Three Months 26 Selected Historical Trading Activity As of 6/10/24 Volume: 384.9 million VWAP1: $0.96 Volume: 269.3 million VWAP1: $0.87 Volume: 202.7 million VWAP1: $0.82 Volume: 151.6 million VWAP1: $0.76 16.8% 52.7% 19.4% 3.6% 7.3% 0.1% $0.50- $0.75 $0.75- $1.00 $1.00- $1.25 $1.25- $1.50 $1.50- $1.75 $1.75- $2.00 24.0% 56.4% 19.6% 0.0% 0.0% 0.0% $0.50- $0.75 $0.75- $1.00 $1.00- $1.25 $1.25- $1.50 $1.50- $1.75 $1.75- $2.00 31.9% 54.9% 13.2% 0.0% 0.0% 0.0% $0.50- $0.75 $0.75- $1.00 $1.00- $1.25 $1.25- $1.50 $1.50- $1.75 $1.75- $2.00 42.7% 57.3% 0.0% 0.0% 0.0% 0.0% $0.50- $0.75 $0.75- $1.00 $1.00- $1.25 $1.25- $1.50 $1.50- $1.75 $1.75- $2.00 Source: Bloomberg as of 6/10/24. VWAP refers to Volume Weighted Average Price. (1) Based on VWAP over specified period (last twelve months, last nine months, last six months, or last three months). Reference to “Month” is based on Calendar months. VWAP in dollars.

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Preliminary Digital Health Industry Benchmarking

Operating Metrics

($ in millions, except per share data)

	Savanna	Accolade	alight	amwell	evolent health	HealthCatalyst	Phreesia	TELADOC
Enterprise Value[(1)]	$311	$536	$6,924	-$152	$3,455	$329	$1,187	$2,391
Market Cap.[(1)]	$361	$564	$4,384	$144	$2,855	$428	$1,250	$1,949

2024E Revenue & 2024E / 2025E Revenue Growth


Median[(2)]: $478 4% / 15%
$393
(12%) / 9%
Savanna Consensus
$416
(6%) / 23%
Savanna Management
$3,492
2% / 6%
alight
$2,659
2% / 4%
TELADOC
$2,576
30% / 15%
evolent HEALTH
$478
18% / 18%
Accolade
$415
19% / 18%
Phreesia
$308
4% / 12%
HealthCatalyst
$261
1% / 24%
amwell

2024E Gross Profit & Gross Margin


Median[(2)]: 49% / $295
44%
$173
Savanna Consensus
46%
$192
Savanna Management
71%
$295
Phreesia
71%
$1,881
TELADOC
50%
$154
HealthCatalyst
49%[(3)]
$232
Accolade
35%
$92
amwell
34%
$1,197
alight
19%
$487
evolent HEALTH

2024E Adj. EBITDA & Adj. EBITDA Margin


Median[(2)]: 8% / $25
0%
$2
Savanna Consensus
5%
$22
Savanna Management
22%
$783
alight
14%
$366
TELADOC
10%
$247
evolent HEALTH
8%
$25
HealthCatalyst
4%
$18
Phreesia
3%
$13
Accolade
($158)
(60%)
amwell

Source: Capital IQ as of 6/10/2024. Wall Street research. Metrics <0 considered NM.
Note: Savanna metrics based on Street consensus estimates; A refers to Actual; E refers to Estimated; Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items.
(1) Based on diluted shares. Based on closing prices as of 6/10/2024.
(2) Median excludes Savanna.
(3) Reflects gross margin estimate for fiscal year ending February 2025.

Houlihan Lokey | 27

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY NMF NMF 0.83x 0.41x 0.26x 0.15x 0.06x 0.04x NMF Enterprise Value(1) $311 $536 $6,924 -$152 $3,455 $329 $1,187 $2,391 Market Cap.(1) $361 $564 $4,384 $144 $2,855 $428 $1,250 $1,949 LTM Share Perf. (45%) (50%) (17%) (83%) (24%) (43%) (39%) (56%) Inst. Ownership 35% 79% 82% 38% 99% 88% 94% 74% Preliminary Digital Health Industry Benchmarking Valuation Metrics EV / 2024E Revenue EV / 2024E Revenue / 2023A – 2024E Revenue Growth Source: Capital IQ as of 6/10/2024, Wall Street research. Multiples <0x or >100x considered NMF. Note: Savanna metrics based on Street consensus estimates; A refers to Actual; E refers to Estimated; Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items. (1) Based on diluted shares. Based on closing prices as of 6/10/2024. (2) Median excludes Savanna. EV / 2024E EBITDA 28 Savanna Consensus Savanna Consensus Savanna Consensus Median(2): 1.2x Median(2): 0.21x Median(2): 11.1x Savanna Savanna Management Savanna Management Savanna Management ($ in millions, except per share data) NMF 15.7x 14.0x 13.3x 8.8x 6.5x NMF NMF NMF 0.8x 0.8x 2.9x 2.0x 1.3x 1.1x 1.1x 0.9x NMF

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY 29 Relative Total Shareholder Return Information Since Closing of de-SPAC Transaction (7/2/21)1 28.6% 20.2% -62.5% -90.7% -100% -75% -50% -25% 0% 25% 50% Jul-21 Oct-21 Jan-22 Apr-22 Jul-22 Oct-22 Jan-23 Apr-23 Jul-23 Oct-23 Jan-24 Apr-24 Sharecare, Inc. S&P 500 Index (Total Return) Nasdaq Composite Index (Total Return) Selected Companies Index² Source: Capital IQ as of 6/10/24. (1) The Company completed the de-SPAC transaction on 7/1/21 and began trading on the Nasdaq under ticker “SHCR” on 7/2/21. (2) Includes ACCD, ALIT, AMWL, EVH, HCAT, PHR, and TDOC. Since Two-Year One-Year de-SPAC1 Return Return Sharecare, Inc. -90.7% -58.9% -45.4% S&P 500 Index (Total Return) 28.6% 41.6% 25.1% Nasdaq Composite Index (Total Return) 20.2% 54.2% 28.7% Selected Companies Index² -62.7% -30.6% -44.6%

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY 30 Market Backdrop Since Closing of de-SPAC Transaction (7/2/21) Digital Health Valuation Multiples: EV / NTM Revenue Revenue multiples have normalized at significantly lower levels since Savanna went public in 2021 Source: Capital IQ as of 6/10/24. Note: Figures shown on this page are sourced directly from Capital IQ for illustrative purposes and therefore may differ from figures shown on other pages. Note: Multiples <0x or >25x considered NMF. EV refers to Enterprise Value; NMF refers to not meaningful figure; NTM refers to Next Twelve Months. (1) The Company completed the de-SPAC transaction on 7/1/21 and began trading on the Nasdaq under ticker “SHCR” on 7/2/21. (2) Includes ACCD, ALIT, AMWL, EVH, HCAT, PHR, and TDOC. 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x Jul-21 Sep-21 Nov-21 Jan-22 Mar-22 May-22 Jul-22 Sep-22 Nov-22 Jan-23 Mar-23 May-23 Jul-23 Sep-23 Nov-23 Jan-24 Mar-24 May-24 Sharecare, Inc. Selected Companies Index² Since Two-Year One-Year YTD Current de-SPAC¹ Average Average Average (6/10/24) Sharecare, Inc. 1.6x 0.9x 0.6x 0.6x 0.7x Selected Companies Index² 3.0x 1.9x 1.7x 1.6x 1.2x

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY 31 Market Backdrop Since Closing of de-SPAC Transaction (7/2/21) Digital Health Valuation Multiples: EV / NTM EBITDA EBITDA multiples have normalized at significantly lower levels since Savanna went public in 2021 Source: Capital IQ as of 6/10/24. Note: Figures shown on this page are sourced directly from Capital IQ for illustrative purposes and therefore may differ from figures shown on other pages. Note: Multiples <0x or >20x considered NMF. Note: Since reporting first quarter earnings on 5/9/24, Sharecare consensus NTM EBITDA estimates fell to ($7.2) million, resulting in a not meaningful multiple. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items. EV refers to Enterprise Value; NMF refers to not meaningful figure; NTM refers to Next Twelve Months. (1) The Company completed the de-SPAC transaction on 7/1/21 and began trading on the Nasdaq under ticker “SHCR” on 7/2/21. (2) Includes ACCD, ALIT, AMWL, EVH, HCAT, PHR, and TDOC. 0.0x 20.0x 40.0x 60.0x 80.0x 100.0x 120.0x Jul-21 Sep-21 Nov-21 Jan-22 Mar-22 May-22 Jul-22 Sep-22 Nov-22 Jan-23 Mar-23 May-23 Jul-23 Sep-23 Nov-23 Jan-24 Mar-24 May-24 Sharecare, Inc. Selected Companies Index² Since Two-Year One-Year YTD Current de-SPAC¹ Average Average Average (6/10/24) Sharecare, Inc. 22.9x 14.8x 9.5x 8.9x NMF Selected Companies Index² 23.6x 17.4x 14.8x 14.1x 11.8x

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 Mar-23 May-23 Jul-23 Sep-23 Nov-23 Jan-24 Mar-24 May-24 Mean Analyst Price Target Share Price 32 Savanna Analyst Perspectives Wall Street Price Targets Consensus Price Targets vs. Stock Price Analyst Recommendation $1.92 $0.86 Premium to Current: 122.4% # of Ratings 5 5 4 4 4 4 4 4 4 4 4 4 4 4 4 4 Sources: Bloomberg, Capital IQ, and Wall Street research as of 6/10/24. E refers to Estimated; EV refers to Enterprise Value; NA refers to not available. (1) CG uses a sum-of-the-parts analysis consisting of a 1.7x multiple to 2024E revenue on the Enterprise segment, a 1.7x multiple to 2024E revenue on the Life Sciences segment and a 1.5x multiple to 2024E revenue on the Provider segment. (2) BTIG does not provide price targets for neutral-rated stocks. Therefore, methodology is not applicable. (3) Houlihan Lokey does not have access to equity research reports published by certain analysts including Nephron Research. 4 60% 60% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 75% 50% 50% 50% 40% 40% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 25% 50% 50% 50% Nov-22 Dec-22 Jan-23 Feb-23 Mar-23 Apr-23 May-23 Jun-23 Jul-23 Aug-23 Sep-23 Oct-23 Nov-23 Dec-23 Jan-24 Feb-24 Mar-24 Apr-24 May-24 Jun-24 Buy Hold 4 4 Broker Date Rating Price Target Methodology CG 5/20/24 Buy $2.00 SOTP1 MS 5/13/24 Equalweight $1.00 0.7x EV / '25E Rev. BTIG 5/10/24 Neutral NA NA2 Nephron 5/9/24 Buy $2.75 NA3 Median $2.00 Mean $1.92 4

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Selected Wall Street Analyst Commentary

Analyst	Date of Report	Recommendation	Comments
Canaccord Genuity	5/20/24	Buy	"**In our opinion, there are positive signs that Sharecare is turning the business around and has potential for sustained, profitable growth under new CEO Brent Layton.** With the strategic review ongoing, which could potentially result in the sale of parts or all of the business and that management expects to conclude in the next 30-45 days at the time of the earnings release, we continue to believe there is value in shares of Sharecare at current levels. We maintain our BUY rating and $2 price target backed by a sum-of-the-parts valuation."
Morgan Stanley	5/13/24	Equalweight	"**The company is seeing broad-based weakness across the business, further compounded by ongoing litigation with a large enterprise customer. While Sharecare has been able to soften the blow to EBITDA, nonetheless the company will need to reaccelerate growth to drive better profitability.** […] The platform has potential, but execution and new proof points will be key." "We view the hire of healthcare industry veteran Brent Layton as CEO as a positive, **but meaningful negative estimate revisions are weighing on the stock's valuation.** The Board is undergoing its 2nd Strategic review of the business within the past year. The development, as well as Sharecare's ability to reaccelerate growth are important dynamics to watch for the stock."
BTIG	5/10/24	Neutral	"While we had anticipated that the contract dispute may not be resolved in 1Q:24, we were negatively surprised to see a slowdown in the Provider and Consumer divisions as well. **We like how management is orienting the business with a value-based care approach that is focused on health outcomes, but the steps it is taking will take time and SHCR has near-term challenges.**" "Our view is that the high recurring revenue stream, with a PMPM-based model for the majority of revenue, is good especially given expected margin expansion. While these are positives, in each of the past ~2 years there have been significant challenges in the Enterprise Division, due to COVID, some plans seeking to save money, and most recently a contract dispute with a large client. **While Provider and Consumer revenue growth may be healthy, the inconsistent performance in Enterprise cause us to rate SHCR Neutral.**"

Source: Wall Street Research.
Note: Houlihan Lokey does not have access to equity research reports published by certain analysts including Nephron Research.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items.
PMPM refers to Per Member Per Month; Q refers to Quarter.

Houlihan Lokey | 33

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY 34 Ownership Summary (shares in millions) Sources: Capital IQ and public filings as of 6/10/24. designates holdings excluded from public float computations. Common Stock Holder Shares % Outstanding Claritas Capital 36.9 10.2% BlackRock, Inc. (NYSE:BLK) 22.7 6.3% The Vanguard Group, Inc. 17.2 4.7% Hearst Corporation 16.2 4.5% Samjo Management, LLC 10.5 2.9% Private Management Group Inc 9.3 2.6% Allspring Global Investments, LLC 7.7 2.1% Geode Capital Management, LLC 6.8 1.9% Pennsylvania Capital Management, Inc. 6.6 1.8% State Street Global Advisors, Inc. 6.1 1.7% Current / Former Directors and Executive Officers 17.7 4.9% Other 204.8 56.5% Total 362.4 100.0%

Page 1. Executive Summary 3 2. Summary of Selected Changes from Prior Materials 8 3. Preliminary Financial Analyses 14 4. Preliminary Selected Public Market Observations 24 5. Appendix 36 Preliminary Selected Benchmarking Data 37 Preliminary Weighted Average Cost of Capital Analysis 40

Page 1. Executive Summary 3 2. Summary of Selected Changes from Prior Materials 8 3. Preliminary Financial Analyses 14 4. Preliminary Selected Public Market Observations 24 5. Appendix 36 Preliminary Selected Benchmarking Data 37 Preliminary Weighted Average Cost of Capital Analysis 40

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Preliminary Benchmarking Data

($ in millions)

Size (LTM Revenue, millions)	
Alight, Inc. [3]	$3,395.0
Teladoc Health, Inc.	$2,619.3
Evolent Health, Inc.	$2,168.2
Savanna	**$419.6**
Accolade, Inc.	$414.3
Phreesia, Inc.	$373.7
Health Catalyst, Inc.	$296.8
American Well Corporation	$254.6

Size [1] (Enterprise Value as of 6/10/24, millions)	
Alight, Inc.	$6,923.8
Evolent Health, Inc.	$3,454.7
Teladoc Health, Inc.	$2,390.6
Phreesia, Inc.	$1,187.2
Accolade, Inc.	$536.1
Health Catalyst, Inc.	$328.7
Savanna [2]	**$311.0**
American Well Corporation	($151.6)

Leverage [1] (Debt to EV as of 6/10/24)	
Health Catalyst, Inc.	69.5%
Teladoc Health, Inc.	64.4%
Alight, Inc.	40.3%
Accolade, Inc.	39.0%
Evolent Health, Inc.	17.3%
Phreesia, Inc.	1.4%
Savanna [2]	**0.2%**
American Well Corporation	0.0%

Liquidity (Current Ratio as of 6/10/24)	
Health Catalyst, Inc.	4.3
Teladoc Health, Inc.	3.8
American Well Corporation	3.8
Accolade, Inc.	2.6
Savanna	**2.1**
Phreesia, Inc.	1.8
Alight, Inc.	1.6
Evolent Health, Inc.	1.0

Historical Growth (CY 2022 to CY 2023 Revenue)	
Phreesia, Inc.	27.2%
Evolent Health, Inc.	22.9%
Accolade, Inc.	14.5%
Alight, Inc.	8.9%
Teladoc Health, Inc.	8.1%
Health Catalyst, Inc.	7.1%
Savanna	**0.6%**
American Well Corporation	-6.5%

Projected Growth (CY 2023 to CY 2024E Revenue)	
Evolent Health, Inc.	30.4%
Phreesia, Inc.	18.7%
Accolade, Inc.	17.7%
Health Catalyst, Inc.	4.1%
Alight, Inc.	2.4%
Teladoc Health, Inc.	2.2%
American Well Corporation	0.9%
Savanna	**-6.5%**

Projected Growth (CY 2023 to CY 2025E Revenue)	
Evolent Health, Inc.	22.6%
Phreesia, Inc.	18.4%
Accolade, Inc.	17.6%
American Well Corporation	11.8%
Health Catalyst, Inc.	7.8%
Savanna	**7.3%**
Alight, Inc.	4.1%
Teladoc Health, Inc.	2.9%

Projected Growth (CY 2023 to CY 2026E Revenue)	
Evolent Health, Inc.	19.6%
Phreesia, Inc.	17.9%
Accolade, Inc.	17.6%
American Well Corporation	12.3%
Savanna	**11.5%**
Health Catalyst, Inc.	9.4%
Alight, Inc.	3.7%
Teladoc Health, Inc.	3.3%

Projected Growth (CY 2024E to CY 2025E Revenue)	
American Well Corporation	23.9%
Savanna	**23.0%**
Phreesia, Inc.	18.2%
Accolade, Inc.	17.5%
Evolent Health, Inc.	15.2%
Health Catalyst, Inc.	11.7%
Alight, Inc.	5.8%
Teladoc Health, Inc.	3.6%

Projected Growth (CY 2024E to CY 2026E Revenue)	
Savanna	**21.7%**
American Well Corporation	18.5%
Accolade, Inc.	17.6%
Phreesia, Inc.	17.6%
Evolent Health, Inc.	14.6%
Health Catalyst, Inc.	12.2%
Alight, Inc.	4.4%
Teladoc Health, Inc.	3.8%

Projected Growth (CY 2025E to CY 2026E Revenue)	
Savanna	**20.4%**
Accolade, Inc.	17.6%
Phreesia, Inc.	17.0%
Evolent Health, Inc.	14.0%
American Well Corporation	13.2%
Health Catalyst, Inc.	12.8%
Teladoc Health, Inc.	3.9%
Alight, Inc.	3.0%

Historical Growth (CY 2022 to CY 2023 Adjusted EBITDA)	
Savanna	**183.9%**
Evolent Health, Inc. [4]	83.1%
Teladoc Health, Inc.	33.1%
Alight, Inc.	12.1%
Accolade, Inc.	*NMF*
American Well Corporation	*NMF*
Health Catalyst, Inc.	*NMF*
Phreesia, Inc.	*NMF*

Projected Growth (CY 2023 to CY 2024E Adjusted EBITDA)	
Health Catalyst, Inc.	124.8%
Savanna	**30.5%**
Evolent Health, Inc. [4]	26.8%
Teladoc Health, Inc.	11.6%
Alight, Inc.	6.0%
Accolade, Inc.	*NMF*
American Well Corporation	*NMF*
Phreesia, Inc.	*NMF*

Projected Growth (CY 2023 to CY 2025E Adjusted EBITDA)	
Savanna	**93.5%**
Health Catalyst, Inc.	84.5%
Evolent Health, Inc. [4]	28.6%
Teladoc Health, Inc.	12.8%
Alight, Inc.	8.7%
Accolade, Inc.	*NMF*
American Well Corporation	*NMF*
Phreesia, Inc.	*NMF*

Projected Growth (CY 2023 to CY 2026E Adjusted EBITDA)	
Savanna	**77.5%**
Health Catalyst, Inc.	67.5%
Evolent Health, Inc. [4]	25.8%
Teladoc Health, Inc.	11.0%
Alight, Inc.	8.6%
Accolade, Inc.	*NMF*
American Well Corporation	*NMF*
Phreesia, Inc.	*NMF*

Projected Growth (CY 2024E to CY 2025E Adjusted EBITDA)	
Savanna	**187.0%**
Accolade, Inc.	158.9%
Phreesia, Inc.	153.9%
Health Catalyst, Inc.	51.4%
Evolent Health, Inc.	30.5%
Teladoc Health, Inc.	14.1%
Alight, Inc.	11.5%
American Well Corporation	*NMF*

Sources: Bloomberg, Capital IQ, Savanna management and public filings.
Note: No company shown for comparative purposes is identical to Savanna.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; E refers to Estimated; EV refers to Enterprise Value.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months.
NMF refers to not meaningful figure.
(1) Based on public trading prices of common stock.
(2) Based on public filings, market data and other public information as of 6/10/24.
(3) On 3/20/24, Alight, Inc. announced an agreement to sell its payroll and professional services business, which it classified as discontinued operations. Results include contributions from discontinued operations.
(4) On 1/20/23, Evolent Health completed the acquisition of National Imaging Associates, Inc. Historical figures do not reflect results pro forma for the acquisition.

Houlihan Lokey | 37

HIGHLY CONFIDENTIAL
DRAFT FOR DISCUSSION
SUBJECT TO CHANGE
FOR INFORMATIONAL PURPOSES ONLY

Preliminary Benchmarking Data *(cont'd)*

($ in millions)

Projected Growth (CY 2024E to CY 2026E Adjusted EBITDA)	
Accolade, Inc.	112.4%
Savanna	**107.1%**
Phreesia, Inc.	96.5%
Health Catalyst, Inc.	44.6%
Evolent Health, Inc.	25.4%
Teladoc Health, Inc.	10.7%
Alight, Inc.	10.0%
American Well Corporation	*NMF*

Projected Growth (CY 2025E to CY 2026E Adjusted EBITDA)	
Accolade, Inc.	74.2%
Phreesia, Inc.	52.0%
Savanna	**49.4%**
Health Catalyst, Inc.	38.1%
Evolent Health, Inc.	20.4%
Alight, Inc.	8.5%
Teladoc Health, Inc.	7.3%
American Well Corporation	*NMF*

Profitability (CY 2024E Adjusted EBITDA to CY 2024E Revenue)	
Alight, Inc.	22.4%
Teladoc Health, Inc.	13.8%
Evolent Health, Inc.	9.6%
Health Catalyst, Inc.	8.0%
Savanna	**5.2%**
Phreesia, Inc.	4.4%
Accolade, Inc.	2.7%
American Well Corporation	*NMF*

Profitability (CY 2025E Adjusted EBITDA to CY 2025E Revenue)	
Alight, Inc.	23.6%
Teladoc Health, Inc.	15.2%
Savanna	**12.0%**
Health Catalyst, Inc.	10.9%
Evolent Health, Inc.	10.9%
Phreesia, Inc.	9.4%
Accolade, Inc.	5.9%
American Well Corporation	*NMF*

Profitability (CY 2026E Adjusted EBITDA to CY 2026E Revenue)	
Alight, Inc.	24.9%
Teladoc Health, Inc.	15.6%
Savanna	**14.9%**
Health Catalyst, Inc.	13.4%
Phreesia, Inc.	12.3%
Evolent Health, Inc.	11.5%
Accolade, Inc.	8.7%
American Well Corporation	*NMF*

Relative Depreciation (LTM Depr. to LTM Adjusted EBITDA)	
Alight, Inc.	58.0%
Evolent Health, Inc. [1]	59.2%
Teladoc Health, Inc.	107.9%
Health Catalyst, Inc.	384.5%
Savanna	**454.6%**
Accolade, Inc.	*NMF*
American Well Corporation	*NMF*
Phreesia, Inc.	*NMF*

Internal Investment (LTM Capital Expenditures to LTM Revenue)	
Accolade, Inc.	1.2%
Evolent Health, Inc.	1.2%
Health Catalyst, Inc.	4.3%
Alight, Inc.	4.4%
American Well Corporation	4.5%
Teladoc Health, Inc.	5.6%
Phreesia, Inc.	6.5%
Savanna	**6.9%**

Net Operating Losses (FYE Federal and State NOL)	
Teladoc Health, Inc.	$3,728.7
Health Catalyst, Inc.	$1,108.1
Accolade, Inc.	$950.1
American Well Corporation	$907.8
Savanna	**$857.2**
Phreesia, Inc.	$599.0
Evolent Health, Inc.	$361.6
Alight, Inc.	$165.0

Net Operating Losses [2] (FYE Federal and State NOL % of EV)	
Health Catalyst, Inc.	337.1%
Savanna [3]	**275.7%**
Accolade, Inc.	177.2%
Teladoc Health, Inc.	156.0%
Phreesia, Inc.	50.5%
Evolent Health, Inc.	10.5%
Alight, Inc.	2.4%
American Well Corporation	*NMF*

Sources: Bloomberg, Capital IQ, Savanna management and public filings.
Note: No company shown for comparative purposes is identical to Savanna.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation Expense, adjusted for certain non-recurring items.
CY refers to Calendar Year; Depr. refers to Depreciation; E refers to Estimated; EV refers to Enterprise Value; FYE refers to the most recently completed fiscal year for which financial information has been made public.
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months.
NMF refers to not meaningful figure; NOL refers to Net Operating Loss.
(1) On 1/20/23, Evolent Health completed the acquisition of National Imaging Associates, Inc. Historical figures do not reflect results pro forma for the acquisition.
(2) Based on public trading prices of common stock.
(3) Based on public filings, market data and other public information as of 6/10/24.

Houlihan Lokey | 38

Page 1. Executive Summary 3 2. Summary of Selected Changes from Prior Materials 8 3. Preliminary Financial Analyses 14 4. Preliminary Selected Public Market Observations 24 5. Appendix 36 Preliminary Selected Benchmarking Data 37 Preliminary Weighted Average Cost of Capital Analysis 40

Preliminary Weighted Average Cost of Capital Analysis

HIGHLY CONFIDENTIAL
DRAFT FOR DISCUSSION
SUBJECT TO CHANGE
FOR INFORMATIONAL PURPOSES ONLY

Selected Company	Total Debt to Total Cap [1] [2]	Dd to Total Cap [1] [3]	Dnd to Total Cap [1] [4]	Total Debt to Equity Market Value [2] [5]	Dd to Equity Market Value [3] [5]	Dnd to Equity Market Value [4] [5]	Pfd. Stock to Total Cap [1] [6]	Equity Market Value to Total Cap [1] [5]	Pfd. Stock to Equity Market Value [5] [6]
Accolade, Inc.	27.0%	0.0%	27.0%	37.0%	0.0%	37.0%	0.0%	73.0%	0.0%
Alight, Inc.	38.9%	38.9%	0.0%	63.6%	63.6%	0.0%	0.0%	61.1%	0.0%
American Well Corporation	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	100.0%	0.0%
Evolent Health, Inc.	16.5%	16.5%	0.0%	20.9%	20.9%	0.0%	4.8%	78.7%	6.1%
Health Catalyst, Inc.	34.8%	8.2%	26.6%	53.4%	12.6%	40.8%	0.0%	65.2%	0.0%
Phreesia, Inc.	1.3%	0.0%	1.3%	1.3%	0.0%	1.3%	0.0%	98.7%	0.0%
Teladoc Health, Inc.	44.1%	40.4%	3.8%	79.0%	72.3%	6.7%	0.0%	55.9%	0.0%
Median	27.0%	8.2%	1.3%	37.0%	12.6%	1.3%	0.0%	73.0%	0.0%
Mean	23.2%	14.8%	8.4%	36.5%	24.2%	12.3%	0.7%	76.1%	0.9%
Savanna	0.1%	0.1%	0.0%	0.2%	0.2%	0.0%	12.1%	87.7%	13.9%

Selected Company	Levered Beta [7]	Unlevered Beta [8]	Equity Risk Premium [9]	Size Premium [10]	Cost of Equity [11]	Cost of Debt [12]	Cost of Pfd. Stock [13]	WACC
Accolade, Inc.	2.13	1.55	5.75%	1.14%	18.1%	7.9%	NA	15.3%
Alight, Inc.	1.09	0.75	5.75%	0.95%	11.9%	7.8%	NA	9.5%
American Well Corporation	1.82	1.82	5.75%	4.70%	19.8%	NA	NA	19.8%
Evolent Health, Inc.	1.26	1.04	5.75%	1.21%	13.2%	3.3% *	11.4%	11.3% *
Health Catalyst, Inc.	1.13	0.75	5.75%	1.99%	13.2%	5.7%	NA	10.4%
Phreesia, Inc.	1.29	1.27	5.75%	1.39%	13.5%	7.9%	NA	13.4%
Teladoc Health, Inc.	1.13	0.71	5.75%	1.21%	12.4%	7.2%	NA	9.3%
Median	1.26	1.04			13.2%	7.8%	11.4%	11.9%
Mean	1.41	1.13			14.6%	7.3%	11.4%	12.9%
Savanna	0.98	0.86	5.75%	1.99%	12.3%	7.1%	NA	10.8%

Source: Company filings, Capital IQ as of 6/10/24, Bloomberg, Wall Street research, 2023 Duff & Phelps Valuation Handbook.

*Notes: No company used in this calculation for comparative purposes is identical to the Company; *excluded from median and mean data; NA refers to not available.*

(1) Total Cap refers to total capitalization, which equals Equity Market Value + Total Debt + Pfd. Stock.
(2) Total Debt refers to total debt amount based on most recent public filings as of 6/10/24.
(3) Dd refers to Implied Tax-Deductible Debt, which equals the lesser of (a) 30% of Adjusted Taxable Income/Cost of Debt, or (b) Total Debt; LTM Adjusted EBITDA based on most recent public filings as of 6/10/24, is assumed to be a valid proxy for Adjusted Taxable Income for the selected companies.
(4) Dnd refers to Implied Non-Tax-Deductible Debt, which equals Total Debt minus Dd.
(5) Equity Market Value based on closing price on 6/10/24 and on diluted shares as of 6/10/24.
(6) Pfd. Stock refers to preferred stock, which is the amount as stated in most recent public filings as of 6/10/24.
(7) Based on actual levered beta per Bloomberg 5-year weekly as of 6/10/24.
(8) Unlevered Beta = Levered Beta/(1 + ((1 – tax rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Pfd. Stock to Equity Market Value)).
(9) Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply-side and demand-side models and other materials.
(10) Kroll Cost of Capital Navigator ("Navigator").
(11) Cost of Equity = Risk-Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk-Free Rate of Return as of 6/10/24, based on 20-year U.S. Treasury Bond Yield.
(12) Based on selected company weighted average interest rate per most recent public filings, unless the selected company has publicly traded debt, in which case the cost of debt is based on the market-based yield to maturity for such securities as of 6/10/24.
(13) Based on selected company weighted average preferred dividend per most recent public filings 6/10/24.

Houlihan Lokey | 40

Preliminary Weighted Average Cost of Capital Analysis *(cont'd)*

HIGHLY CONFIDENTIAL
DRAFT FOR DISCUSSION
SUBJECT TO CHANGE
FOR INFORMATIONAL PURPOSES ONLY

($ in millions)

Market Assumptions	
Risk-Free Rate of Return [1]	4.68%
Equity Risk Premium [2]	5.75%
Size Premium [3]	1.99%
Tax Rate [4]	28.17%

Capital Structure Assumptions	
Savanna Adjusted Taxable Income [5]	$21.5
Savanna Total Debt [6]	$0.7
Savanna Dd [7]	$0.7
Savanna Dnd [8]	$0.0
Total Debt to Total Capitalization [9]	27.0%
Dd to Total Capitalization [10]	27.0%
Dnd to Total Capitalization [10]	0.0%
Total Debt to Equity Market Value	37.0%
Dd to Equity Market Value [10]	37.0%
Dnd to Equity Market Value [10]	0.0%
Preferred Stock to Total Capitalization [9]	0.0%
Equity Market Value to Total Capitalization [9]	73.0%
Preferred Stock to Equity Market Value	NA
Cost of Debt [9]	7.8%
Cost of Preferred Stock [9]	11.4%

Cost of Equity for Computed WACC	
Selected Unlevered Beta [11]	1.04
Computed Levered Beta [12]	1.32
Cost of Equity [13]	14.3%

Computed Weighted Average Cost of Capital		11.9%	
Selected Weighted Average Cost of Capital Range	**11.5%**	--	**12.5%**

Source: Company filings, Capital IQ as of 6/10/24, Bloomberg, Wall Street research, 2023 Duff & Phelps Valuation Handbook.
(1) Risk-Free Rate of Return as of 6/10/24, based on 20-year U.S. Treasury Bond Yield.
(2) Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials.
(3) Navigator.
(4) Forward tax rate, per Savanna management.
(5) Savanna 2024E Adjusted EBITDA is assumed to be a valid proxy for Savanna Adjusted Taxable Income.
(6) Savanna Total Debt refers to total debt amount of Savanna as of 6/10/24.
(7) Savanna Dd refers to Implied Tax-Deductible Debt of Savanna, which equals the lesser of (a) 30% of Savanna Adjusted Taxable Income/Cost of Debt, or (b) Savanna Total Debt. Based on Capital Structure Assumptions.
(8) Savanna Dnd refers to Implied Non-Tax-Deductible Debt of Savanna, which equals Savanna Total Debt minus Savanna Dd.
(9) Based on review of corresponding metrics of selected companies listed on previous page.
(10) Based on the Company's Dd and Dnd and the Capital Structure Assumptions regarding Total Debt to Total Capitalization and Equity Market Value to Total Capitalization.
(11) Based on review of selected companies' unlevered betas listed on previous page.
*(12) Computed Levered Beta = Selected Unlevered Beta * (1 + ((1 – Tax Rate) * Dd to Equity Market Value) + (Dnd to Equity Market Value) + (Preferred Stock to Equity Market Value)); based on Market and Capital Structure Assumptions.*
*(13) Cost of Equity = Risk-Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions.*

Houlihan Lokey | 41

42 CORPORATE FINANCE FINANCIAL RESTRUCTURING FINANCIAL AND VALUATION ADVISORY HL.com